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WidePoint Corporation NYSEAM:WYY
FQ1 2024 Earnings Call Transcripts

Wednesday, May 15, 2024 8:30 PM GMT

Table of Contents

Call Participants

EXECUTIVES

Jason Holloway
Executive VP & Chief Revenue Officer

Jin H. Kang
President, CEO & Director

Robert J. George
Executive VP & CFO

ANALYSTS

Barry Sine

Presentation

Operator

Good afternoon, and welcome to the WidePoint First Quarter 204 Conference Call. My name is Kelly, and I will be your operator for today's call. Joining us for today's presentation are WidePoint's President and CEO, Jin Kang; Chief Revenue Officer, Jason Holloway; and Chief Financial Officer, Robert George.

Following their remarks, we will open up the call for questions from WidePoint's publishing analysts and major investors. If your questions were not taken today and you would like additional information, please contact WidePoint's Investor Relations team at wyy@gateway-grp.com.

Before we begin the call, I would like to provide WidePoint's safe harbor statement that includes cautions regarding forward-looking statements made during this call. The matters discussed in this conference call may include forward-looking statements regarding future events and the future performance of WidePoint Corporation that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks and uncertainties are described in the company's Form 10-Q filed with the Securities and Exchange Commission.

Finally, I would like to remind everyone that this call will be made available for replay via a link in the Investor Relations section of the company's website at www.widepoint.com.

Now I would like to turn the call over to WidePoint's President and CEO, Mr. Jin Kang. Sir, please proceed.

Jin H. Kang
President, CEO & Director

Thank you, operator, and good afternoon, everyone. Thank you for joining us today to review our financial results for the first quarter ended March 31, 2024. Before I begin, I wanted to share that this earnings call will be relatively brief given that we provided an extensive overview just 1.5 months ago. Nonetheless, our team has been very busy executing our corporate mission, and we're excited to share some of the recent development with you all.

With that said, let's dive in. We concluded the first quarter on a strong note, slightly ahead of our forecasts with encouraging sequential quarter-over-quarter and year-over-year improvements across revenue, adjusted EBITDA and free cash flow. Our revenue, adjusted EBITDA and free cash flow were $34.2 million, $573,000 and $566,000, respectively. Bob will provide additional details on these remarkable improved financials in his financial summary.

Additionally, we achieved our 27th consecutive quarter of positive adjusted EBITDA. These achievements are largely attributed to the success of our sales and marketing initiatives, which we outlined in the previous earnings call and intend to aggressively continue pursuing throughout 2024. In the first quarter, we saw over 18 contractual actions totaling approximately $22.7 million in contract value. A majority of these contracts consisted of federal government agencies, including the U.S. Department of Homeland Security, U.S. Customs and Border Protection, the National Science Foundation and the Transportation Security Administration.

This success underscores our commitment to delivering integrated solutions tailored to the unique needs of our customers. We have strategically positioned each of our solutions to complement and enhance one and other, while leveraging our as a service business model to ensure a seamless approach to secure mobility management.

As a result of our laser-focused approach of a more proactive sales and marketing strategy, we have more recently conducted advanced talks on several potential contract deals that could contribute to significant growth for the future quarters ahead. First, we recently were awarded the Spiral 4 contract by the U.S. Navy to provide wireless and telecommunication services. WidePoint was selected alongside 6 other companies, which includes the U.S. big 3 wireless carriers to provide a full range of wireless and telecommunication services. This indefinite-delivery, indefinite-quantity, or IDIQ, contract has a 1-year base period, valued at approximately $267 million and 9 1-year option periods with a total contract value worth approximately $2.7 billion, if all options are exercised. This award is a testament to our commitment to providing superior secure managed mobility solution to large enterprises, both public and private.

And to give you a flavor of how significant this deal can be, we are creating a program management office to ensure there is ample bandwidth to capture more than our fair share of work under this contract. We are honored to be included in this group and look forward to providing our services to U.S. Navy personnel and civilian team members. Second, we are in active negotiations with a

California City to provide managed services. Though we are unable to disclose specific details at this time, we are very optimistic about the direction of these discussions and anticipate sharing further details when appropriate.

Outside of these contracts I just mentioned, our pipeline remains robust with additional deals and opportunities currently under negotiation. This pipeline of new deals serve as a testament to the effectiveness of our sales and marketing team that has positioned us favorably for a promising 2024. Investment in this initiative are ongoing, and we are actively looking to add resources at senior staffing across the D.C. area to bolster our capabilities to attain higher-margin contracts.

Furthermore, our $350 million contract backlog serves as a potent catalyst in our back pocket to propel our financial performance to even greater heights in the foreseeable future. With additional deals currently in the pipeline, we are well-positioned to potentially increase this contract backlog total. I also want to point out that we are beating our competitors, especially in the manageability and interactive building arena with several recently announced contracts where we displaced our competitors.

We are actively targeting our competitors' clients as we believe that our solution sets are superior in technology, performance and cost. An area I want to spend a brief moment addressing, the impact the carrier services revenue have on our overall gross profit margin, which has generated a sizable misconception in our equity story. As many of you know, a notable portion of our revenue and cost of sales contain our pass-through carrier services revenue, which relate to carrier invoices we process and pay on behalf of our DHS customer as part of our overall service to this customer.

These carrier payments do not include any margin, and when looked at as part of the total revenue, lowers our gross profit percentage. This has resulted in some people believing that due to these margins, WidePoint isn't a technology company. I wanted to dispel you of that misconception and reiterate that though we certainly do have a blend of margins, our aim and focus looking ahead pertains to growing our higher-margin businesses.

By investing into our promising sales and marketing team, that has been executing our strategy of securing higher-margin managed services revenue and SaaS contracts, where the bulk of our profitability comes from, we aim to secure higher-margin contracts similar to our flagship DHS contracts, which is our only carrier pass-through customer. Beyond securing new contracts, our post-COVID customer retention rate continues to improve, bolstering our top line performance and reaffirming the trust our value customer place in our solutions.

As an update to one of our newest contracts with the Federal Emergency Management Agency, we are delighted to announce that the implementation process has now been completed. As a reminder, this contract is valued at approximately $60 million over a 3-year period of performance with a 1-year base period and 2 1-year option periods. Our solution remains as a top-tier trusted security provider, and we are confident in executing our services to unlock the full scale and potential of this contract.

Our identity and access management pipeline continues to grow. We've been able to add new digital certificates to an existing contract that will have a material impact once it's fully deployed. Like the mobility side, we have been displacing our major competitors due to our reputation for providing excellent customer services continues to gain awareness. Additional customer implementation and integration is ongoing and remains on track, as we maintain our commitment to delivering our secure mobility solutions.

Moving to the progress on 2 investments made in previous quarters. We continue to await final approval from GSA for our FedRAMP certification. As mentioned last quarter, we are confident in attaining the full certification by the end of the first half of 2024. We recently received communication from GSA that they are actively reviewing our FedRAMP package.

Also, our continuity of operations plan, or COOP, site enhancements are also moving in the right direction with testing scheduled for the end of May. We look forward to announcing relevant updates once the time is right. We continue to make significant headway across all our initiatives and remain on track to meet our guidance numbers announced during the last quarter's call. We are reiterating our guidance, and we expect revenues to range between $120 million and $133 million, adjusted EBITDA range between $2.1 million and $2.4 million. Additionally, we expect free cash flow to range between $2 million and $2.3 million.

As we have shared during the past several calls, we have concluded materially all of our capital investments as reflected by our growing EBITDA and free cash flow figures. However, we will continue to invest in our sales and marketing to ensure that we keep our momentum in growing our top line. The future remains extremely bright for WidePoint, which is why several Board members and executive leaders of our company acquired shares of our common stock in the open market.

Our executive team remains very confident in our corporate outlook and remains committed to driving and unlocking sustainable growth for our value shareholders.

I will now turn the call over to Bob to discuss our first quarter financial results. Bob?

Robert J. George
Executive VP & CFO

Thank you, Jin, and thanks to everyone for joining us today. I'm pleased to share the details of our first quarter 2024 financial results. As Jin mentioned earlier, we delivered a strong quarter, being slightly ahead of our general forecast, recording the second consecutive quarter being free cash flow positive, a trend we anticipate carrying across 2024 and beyond. With that, I'll now give a breakdown of our first quarter 2024 results compared to the first quarter of 2023.

Total revenues for the quarter were $34.2 million, up 35% from the same quarter last year. Our carrier services revenue for the quarter was $19.3 million, an increase of 44%. Our managed services revenue for the quarter were $8.7 million, an increase of 27%. The increase in both carrier and managed services revenue was due to new federal contracts signed in the third and fourth quarter of 2023, which recorded a full quarter of revenue in 2024, but did not have any revenues in the first quarter of 2023.

Billable services fees for the quarter were $1.2 million and remained relatively constant period to period. Our reselling and other services revenue for the first quarter were $5 million, an increase of 38%, primarily due to an increased variety of products we offer for sale. I do want to highlight that reselling and other services are transactional in nature and the amount and timing of revenue could vary significantly from period to period.

Gross profit in the first quarter was $4.6 million or 14% of revenues compared to $3.8 million or 15% of revenues in 2023. The slight decrease in gross profit margin percentage is related to increased amortization expenses as our delivery platforms are placed into service and increased reselling revenues, which carry lower margins. The more significant metric of gross profit percentage, excluding carrier services, was 31% compared to 33% in the same period last year.

The lower gross margin percentage, excluding carrier services, was due in part to increase amortization on our delivery platforms and due to increased reselling revenues, which have lower margin. Accordingly, our gross profit percentage will vary from period to period based on our revenue mix. Sales and marketing expense for the first quarter of 2024 was $600,000 or 2% of revenues compared to $500,000 or 2% of revenues in 2023. The increased carried over period is the result of our increased investment in our sales and marketing capabilities.

General and administrative expenses in the first quarter were $4.4 million or 15% of revenues compared to $3.7 million or 13% of revenues in the same period of 2023. The increase primarily relates to increased share-based and other compensation expenses compared to the same period last year. Our net loss for the quarter decreased by $298,000 to $653,000 or a loss of $0.07 per share compared to a net loss of $950,000 or a loss of $0.11 per share in the same period last year. The decrease in net loss is due to the relatively higher gross profit dollars in the first quarter that was only partially offset by increases in sales and marketing and general and administrative expenses I previously mentioned.

Our non-GAAP measures of adjusted EBITDA and free cash flow are as follows. Adjusted EBITDA for the quarter was $573,000 compared to $20,000 in the same period last year. Our free cash flow, which we define as adjusted EBITDA minus capitalized items, was a positive $566,000 in the first quarter compared to negative $340,000 in the same period last year. The reason for the EBITDA improvements are related to increased gross margin dollars relative to operating expenses compared to the same period last year. With respect to free cash flow, the positive period-over-period change was related to the increase in EBITDA I just mentioned and cessation of our material capital investment activities in the first quarter of 2024.

Moving to the balance sheet. We ended the quarter with $5.3 million in cash compared to $6.9 million on December 31, 2023. The primary driver of the change in cash from year-end was due to the typical delays that occur in invoicing activities related to a new contract as the invoice processes get worked out with our customer. We believe our forecast for positive free cash flow and refinements to our invoicing of our new customers will provide sufficient liquidity for our operations. For additional information related to our liquidity and capital resources, please refer to that section of our Form 10-Q for March 31, 2024. We're in a strong position to execute our growth strategy, and we look forward to meeting our guidance that Jin previously reiterated.

This completes my financial summary. For a more detailed analysis of our financial results, please refer to our Form 10-Q, which was filed prior to this call.

With that, I'll turn it back over to Jin.

Jin H. Kang
President, CEO & Director

Thank you, Bob. As evidenced by our remarkable improvements in our financial performance, our healthy contract backlog, new contract awards and a growing sales pipeline, our future is very bright. I look forward to providing additional contract award announcements and other positive news about our company going forward.
That concludes our prepared remarks, and now we'll take questions from our analysts and major shareholders. Operator, will you please open the call for questions?

Question and Answer

Operator

[Operator Instructions] Your first question is coming from Barry Sine with Litchfield Hills Research.

Barry Sine

First of all, on Spiral 4, congratulations on winning that contract. A number of questions about that. Obviously, government contracts are not as straightforward for investors to understand, and you can't really take them at face value. So here's what we know, $2.7 billion over 10 years. So does that equate to $270 million a year and then you're 1 of 77 participants. So does that mean you get 1/7 of that? Or how does that work? And then finally, on that contract, would that include any carrier services, 0 margin pass-through? Or is that all managed services?

Jin H. Kang
President, CEO & Director

Very good question, Barry. So the answer to your first question is at $270 million per year. The first base year is funded at $270 million. But I think that, that could change depending on how many task orders that can come out. Your second question is about there are 7 winners on the contract. Does that mean you will end up being -- you'll get 1/7 of the revenue? No. It depends on how successful we are on the various task orders that will be coming out. So the way the contract works in these IDIQ situations is that they will be issuing little tiny sort of small task order RFPs as the contract period of performance continues.

And each vendor -- each of the 7 vendors will be able to bid on these little task order RFQs that come out. And whoever has the best solution for that particular task order will be awarded the task order. I think I answered your questions. Does that answer your questions?

Barry Sine

To what extent does it include 0 gross margin pass-through carrier services in that contract? Or is it all managed services?

Jin H. Kang
President, CEO & Director

Right. For us, we will be bidding on all of the managed services task order. And sometimes the customers may wrap in the carrier services and merge in the managed services with the carrier services. But this contract is a little bit different than the DHS contract where the carrier services must be all pass-through. This contract will allow for some fee on top of the carrier services. So it will depend on how the task orders are structured. We don't know as of yet.

We -- there's been a lot of speculation around this contract. And we will provide some additional color as some of these task orders come out, and we will know a little bit more. But it will be very difficult for us to gauge that at this point. But we believe that this contract will be more profitable because the managed services is merged in with the carrier services.

Barry Sine

Okay. And last question on this contract. You mentioned that there were 7 winners of which you're 1, and that included the 3 big wireless services companies. I don't know if this has been publicly announced by the Navy or not. But who are the other managed services companies that you'd be likely competing with on each of these task orders?

Jin H. Kang
President, CEO & Director

Yes. There's AT&T, T-Mobile, Verizon, a company called MedTel who we partnered with from time to time. There was Hughes Telecommunication. And there was one, a small mobile device management provider. And I don't quite recall the other one, but it is published along, it's in the Navy release. So you could just do a quick Google and you should be able to find who the other vendor wise.

Barry Sine

Okay. The next question is you announced $350 million backlog at this point. Could you kind of define or give us a definition of how you include that? I assume that's not just 1 year, that's over multiple years. And then you talked about some things like FEMA is already out there with $60 million. I assume that's in there. What -- when you say $350 million, can you better understand what that means?

Jin H. Kang
President, CEO & Director

Sure, sure. The $350 million does not include any of the Spiral 4 task order that is contemplated. Our contract backlog includes contracts that are signed and some of them are multiyear contracts. And so these are contracts that we -- the $350 million includes only the contracts that we've already executed with the customer and that's what's included in our contract backlog.

Barry Sine

Is the FEMA that you mentioned $60 million over 3 years, is that fully included or not included? Or how does that work in...

Jin H. Kang
President, CEO & Director

FEMA, the $60 million is included in our contract backlog, yes. I just did a quick look up on the Navy release. It's the 3 main wireless carriers, Hughes Network Systems, Real Mobile and us, WidePoint. So there's -- that's all of the 7 carriers.

Barry Sine

Okay. And then shifting gears again. Over the last year, you've made a number of significant investments in both people and technology, and it's starting to show in terms of new contract wins. Could you tell us where we are in that process of those investments starting to bear fruit new revenue. You just had a very good quarter, but I assume there's a lot more as a result of those investments in the pipeline.

Jin H. Kang
President, CEO & Director

Yes. We made some significant investment in capital and refurbishing and enhancing our delivery system, our IT system, and all of those are materially completed, as you've seen the improvement in our profitability. And so in terms of our investment in sales and marketing, we made some key hires, and we're continuing to hire. Especially, we're looking for resources in the D.C. area. We have several folks that we are quoting right now that have some significant network and Rolodex to use an old terminology. And so we're looking to hire some additional folks, but we have higher sales and marketing and account management ranks, and those are the folks that are filling our sales pipeline, and that's going well.

Barry Sine

And on the same topic, but maybe for Bob. On the new hires, sales and marketing expense went up about $90,000 year-over-year. Is that a result of the -- some of the new hires Jin just talked about, do they show up in that line item or are they also in the G&A expense?

Robert J. George
Executive VP & CFO

They're in the sales and marketing line. And there's a tick up of $100,000 roughly. It will be higher when you get a full year of salaries in there.

Barry Sine

Okay. And then the impact on capital spending. If I look at the delta between your EBITDA guidance and your free cash flow guidance, CapEx looks like it's to be pretty minimal this year. So it looks like the capital spending part of those investments is largely complete, correct?

Robert J. George
Executive VP & CFO

Yes, that's absolutely correct. And it rounds to $100,000. I think it's maybe a little higher than that, like $120,000, but that's what we plan to spend on just regular IT items and refresh.

Barry Sine

And then my last question, again, for Bob. You've given guidance on several key line items. How does that translate into the impact on GAAP net income, EPS? I know you still have parentheses around EPS numbers. And I know it's a lot less relevant than EBITDA or free cash flow. But what -- how might that translate into the march towards positive bottom line net income?

Robert J. George
Executive VP & CFO

It translates pretty linearly in terms of whatever the delta is on D&A and stock-based comp subtracted from EBITDA to get to net income. We're not booking tax expense for all intents and purposes. So it's -- if you look at D&A and stock-based comps, that's really the difference to get into net income.

Barry Sine

And you're not comfortable giving EPS guidance at this point? Or you're not giving EPS guidance at this point, correct?

Robert J. George
Executive VP & CFO

Not at this point, but I just don't -- I don't have it right in front of me, so I don't want to just go off the cuff.

Barry Sine

Okay. I just want to make sure I have my numbers right. Those are my questions.

Operator

[Operator Instructions] While we for any additional questions, there were some previously submitted questions that I will read out loud for WidePoint management. There have been a lot of speculation around your new contract with the U.S. Navy, namely Spiral 4 contract. Can you provide any additional color on this new contract and what it could mean to WidePoint?

Jin H. Kang
President, CEO & Director

Thank you, operator. I think we covered this question, but I'll cover it again. It's been approximately a week since the award was made to 7 winners. We are the new kid on the block. However, that gives credence to the quality of our solution and business model to be among the awardees, amongst some of these larger competitors. We are busy putting together a program management office for a full core press so that we can put a full core press to capture work under this contract vehicle. This is a $2.7 billion contract. So capturing even a small portion of the contract would have a large impact on our business.

Operator

The next question, can you give us any additional status on your cybersecurity solutions, one that is quantum computing resistant?

Jason Holloway
Executive VP & Chief Revenue Officer

Thank you, operator. This is Jason Holloway, and I'll provide that answer. So I'm excited to say that WidePoint continues to make progress with our cybersecurity solutions. For example, WidePoint recently began issuing derived digital certificates on the smartphones for a major federal agency that will no longer require a mobile device management or as known as an MDM solution. So the MDM solution was not secured because the credentials were issued over the air on to the MDM container on the smartphones. So although we are in the early stages of adoption, this is still a testimonial that WidePoint is progressing and eliminating the good enough solutions. So I encourage everybody to stay tuned for additional information.

Operator

Your next question. On your last call, you mentioned in your remarks that you have won another contract with the federal government that may grow into one of your largest government contracts. Can you please provide additional details?

Jin H. Kang
President, CEO & Director

Thank you, operator. We can't mention any end customers name at this time, this particular one anyway. However, we can mention that this award was obtained through one of our strategic partners, and our strategic partner program is going well. And we displaced one of our main competitors. I won't give out the names, but it's within the telecom life cycle management. I don't want to give them any credit or credence, so I won't mention their name here. The implementation is ongoing, and we are optimistic that this contract will grow beyond this initial award of contract value, and we'll rival our DHS contract in managed services revenue, hopefully in the near future.

Operator

And the final question is, you mentioned in our comments that your sales pipeline is large and growing. Can quantify or provide some additional color on this front?

Jason Holloway
Executive VP & Chief Revenue Officer

Sure. At a high level, the sales pipeline is absolutely growing. And it's at a level that we haven't seen in recent memory if at all. I will not comment on specific opportunities. However, suffice it to say there are material opportunities in the pipeline, and we look forward to providing updates of awards through our press releases. I cannot be more definitive because as you can imagine, it is difficult to predict, excuse me, when or if we will receive contract awards or any particular opportunity. But again, stay tuned.

Operator

At this time, this does conclude our question-and-answer session. If your question was not taken, please contact WidePoint's IR team at wyy@gateway-grp.com. I'd now like to turn the call back over to Mr. Jin Kang for any closing remarks.

Jin H. Kang
President, CEO & Director

Thank you, operator. We appreciate everyone taking the time to join us today. As the operator mentioned, if there were any questions that we did not address today, please contact our IR team. You can find their full contact information at the bottom of today's earnings release. Thank you again, and have a great evening.

Operator
Thank you for joining us today for WidePoint's First Quarter 2024 Conference Call. You may disconnect.